Exhibit 99.1

Identive Group Acquires idOnDemand

SaaS-based Identity Credentials Extend Secure ID Capabilities

SANTA ANA, Calif., ISMANING, Germany and PLEASANTON, Calif., May 4, 2011 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products, services and solutions for the security, identification and RFID industries, today announced that it has acquired substantially all of the shares of stock of idOnDemand, Inc., a provider of service-based identity credential provisioning and management. The transaction closed on May 2, 2011. Privately-held idOnDemand is headquartered in Pleasanton, California and maintains data centers in Santa Clara, California and Canberra, Australia. Jason Hart, founder, chief executive officer and the majority shareholder of idOnDemand, will continue to manage the company as a business unit within Identive Group.

idOnDemand is a pioneer of the Software as a Service (SaaS) business model, delivering a managed identity service that allows organizations to use a single, globally-trusted credential for secure access to buildings, computers, mobile devices and corporate information stored in the cloud. Moreover, idOnDemand’s service-based solutions provide identity management at a lower cost and with more control than traditional in-house systems. Based on its own strong IP portfolio and IP licensed from ActivIdentity, idOnDemand’s technology supports a range of corporate standards, including the strict security and authentication requirements of the U.S. government’s FIPS 201 specifications.

Ayman S. Ashour, chairman and chief executive officer of Identive Group, commented, “idOnDemand’s SaaS model enhances our ability to provide electronic security credentials for employees, citizens and consumers, with one of the most cost-effective and secure approaches available. The company’s commitment to a standards-based approach and its ability to customize solutions is very attractive, as this significantly decreases the challenge and expense of converging physical access systems with IT security. Additionally, this transaction further strengthens Identive's position in the growing near field communication (NFC) solutions market through idOnDemand’s patent-pending One-Time Password (OTP) corporate mobile authentication technology. Jason and his team bring deep expertise and experience in the secure identity market and I am very pleased to welcome the idOnDemand team to Identive.”

Jason Hart commented, “Identive and idOnDemand share a common vision of enabling trusted electronic interaction for consumers, employees and citizens. The combination of the two organizations’ product lines and services delivers superior solutions along the entire secure ID value chain. idOnDemand will now be able to leverage the expertise and resources of other Identive companies to further boost our growth momentum and to expand our market extending partnerships and geographic reach. I am very excited about the greater opportunities with Identive that now lie ahead.”

In return for 95.8% of the outstanding shares of idOnDemand, Identive Group paid initial consideration of approximately $2.4 million cash and 995,675 shares to a group of selling shareholders of idOnDemand. Total consideration also includes an earn-out worth up to approximately $21.0 million in shares of Identive common stock, dependent on the achievement of specific EBITDA and sales performance targets over the next three years and eight months. The shares issued at closing are subject to a two-year lock-up from the closing date of the acquisition, after which shares will be released from lock-up monthly, in equal amounts over a 12-month period. In addition, up to 425,000 shares will be released from lock-up six months following the closing date. Any shares issued in connection with the earn-out will be subject to a 12-month lock-up from date of issuance. Total Identive shares issued as consideration in the transaction are capped at 19.9% of Identive’s common stock issued and outstanding as of April 29, 2011.

About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV) is an international technology company focused on building the world’s signature group in secure identification-based technologies. The businesses within Identive Group have deep industry expertise and are well-known global brands in their individual markets, providing leading-edge products and solutions in the areas of physical and logical access control, identity management and RFID systems to governments, commercial and industrial enterprises and consumers. Identive’s growth model is based on a combination of strong technology-driven organic growth from the businesses within the group and disciplined acquisitive development. For additional info visit: www.identive-group.com.

About idOnDemand

idOnDemand delivers a standards based, single trusted identity and smart card solution. Using the idOnDemand managed service, organizations can quickly, easily and cost effectively grant trusted access for employees, customers and partners to information and assets such as IT systems, remote access, data encryption, secure email, building access and mobile authentication. Authorized users no longer need to carry multiple tokens, ID cards, building access cards or remember multiple passwords. idOnDemand has offices in the United States and Australia. For more information, visit www.idondemand.com.

Note Regarding Forward Looking Information:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “plans,” “will,” “intends,” “expects,” and similar references to the future. Examples of such statements include, without limitation, statements we make regarding expected benefits from the acquisition of idOnDemand and the expected expansion and growth of idOnDemand’s business. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Readers should not unduly rely on these forward-looking statements as they are qualified by important factors that could cause our actual business and operating results to differ from those reflected by such forward-looking statements. These factors include our ability to successfully integrate idOnDemand into our operations and our ability to retain key personnel, and other risks and uncertainties related to our business as detailed in our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent reports filed with the U.S. Securities and Exchange Commission.

Contacts:
Identive Group:	idOnDemand:
Darby Dye	Brooke Holve
+1 949 553-4251	+1 415-200-4546 ext 6008
ddye@identive-group.com	bholve@idondemand.com

Annika Oelsner
+49 89 9595 5220 aoelsner@identive-group.com